As Amended Through August 25, 2016

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The Board of Directors of MabVax Therapeutics Holdings, Inc. (the “Company”) has approved the following Non-Employee Director Compensation Policy (this “Policy”) which establishes compensation to be paid to non-employee directors of the Company, effective as of September 8, 2014, as amended through August 25, 2016 to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors.

Applicable Persons

This Policy shall apply to each director of the Company who is not an employee of, or compensated consultant to, the Company or any Affiliate (each, an “Outside Director”).  “Affiliate” shall mean a corporation which is a direct or indirect parent or subsidiary of the Company, as determined pursuant to Section 424 of the Internal Revenue Code of 1986, as amended.

Stock Option Grants

All stock option amounts set forth herein shall be subject to automatic adjustment in the event of any stock split or other recapitalization affecting the Company’s common stock.

Annual Stock Option Grants

Each Outside Director shall be granted a non-qualified stock option to purchase 17,500 shares of the Company’s common stock under the Company’s Amended and Restated 2014 Employee, Director and Consultant Equity Incentive Plan (the “Stock Plan”) each year on the date of the Company’s annual meeting of stockholders

Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Annual Stock Options granted under this Policy shall (i) vest one year from the date of the grant, subject to the Outside Director’s continued service on the Board of Directors; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the date of grant; and (iii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.

Initial Stock Option Grant For Newly Appointed or Elected Directors

Each new Outside Director shall be granted a non-qualified stock option to purchase 25,000 shares of the Company’s common stock under the Stock Plan on the date of his or her initial appointment or election to the Board of Directors. Unless otherwise specified by the Board of Directors or the Compensation Committee at the time of grant, all Initial Stock Options granted under this Policy shall (i) vest in 3 equal annual installments on the anniversary of the grant date; (ii) have an exercise price equal to the fair market value of the Company’s common stock as determined in the Stock Plan on the date of grant; and (iii) contain such other terms and conditions as the Board of Directors or the Compensation Committee shall determine.

Cash Fees

Cash Payments

The following quarterly cash fees shall be paid to the Outside Directors and to each Outside Director serving as Chairperson of the Audit Committee, Compensation Committee and Nominating and Governance Committee, as applicable:

Board of Directors and Committee Chairpersons	Quarterly Amount
Board of Directors	$7,000
Audit Committee Chairperson	$3,250
Compensation Committee Chairperson	$2,250
Nominating and Governance Committee Chairperson	$1,500

Payment Terms for All Cash Fees

Cash payments payable to Outside Directors shall be paid quarterly in arrears.  For any portion of a fiscal year in which the Outside Director begins providing service (the “Effective Time”), quarterly payments shall be pro-rated beginning on the first day of the calendar month in which the Effective Time occurs.

Following an Outside Director’s first election or appointment to the Board of Directors, such Outside Director shall receive his or her cash compensation pro-rated beginning on the first day of the calendar month in which he or she was initially appointed or elected.  If an Outside Director dies, resigns or is removed during any quarter, he or she shall be entitled to a cash payment on a pro rated basis through his or her last day of service.

Replacement Prior to End of Term

Incumbent Outside Directors shall be entitled to the following issuances, payments and grants in the event that they are replaced before their term expires:

•

The issuance of 2,703 shares of the Company’s common stock:

•

All vested stock options and restricted stock units; and

•

All earned and unpaid cash compensation for their service on the Board and its committees

Expenses

Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors and Committees thereof or in connection with other business related to the Board of Directors.

Amendments

The Compensation Committee or the Board of Directors shall review this Policy from time to time to assess whether any amendments in the type and amount of compensation provided herein should be adjusted in order to fulfill the objectives of this Policy.